Exhibit 10.6

SUBLEASE AGREEMENT
between

 CLS LABS COLORADO, INC., a Florida corporation,

(“Landlord”)

and

PICTURE ROCK HOLDINGS, LLC, a Colorado limited liability company,

(“Tenant”)

1955 SOUTH QUINCE STREET
DENVER, CO 80231

SUBLEASE AGREEMENT

           THIS SUBLEASE AGREEMENT (the "Lease") is effective as of the 1st day of April, 2015, by and between CLS LABS COLORADO, INC., a Florida corporation ("Landlord") and PICTURE ROCK HOLDINGS, LLC, a Colorado limited liability company (“Tenant”).

RECITALS

A. CASIMIR-QUINCE, LLC, a Colorado limited liability company (“Prime Landlord”) and Landlord (“Prime Tenant”), entered into that certain Lease Agreement dated April 1, 2015 (the “Quince Lease”) concerning the office and warehouse space (the “Prime Premises”) within the office building (the “Building”) located at 1955 South Quince Street, Denver, CO 80231, with said Prime Premises more particularly described in the Quince Lease attached hereto and made a part hereof as Exhibit “A”; and

B. Landlord and Tenant now desire to enter into this Lease to sublet the Prime Premises (the “Premises”).

NOW, THEREFORE, Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant as hereinafter set forth, hereby subleases and demises to Tenant and Tenant hereby subleases from Landlord the Premises upon the conditions and agreements hereinafter set forth as follows:

1. Demise.

(a) Tenant does hereby take and hire the Premises from Landlord on and subject to each of the terms, covenants and conditions hereof, but always subject and subordinate in all respects to the terms and conditions of the Quince Lease.  Unless expressly stated otherwise, the defined terms used herein will have the same meanings given them in the Quince Lease.  In the event of any conflict or inconsistency between the terms and provisions of the Quince Lease and the terms and conditions of this Lease, the terms and provisions of this Lease shall govern as between Landlord and Tenant.

(b) Subject to the provisions hereof, the Quince Lease is incorporated in this Lease by reference as fully as if the terms and provisions of the Quince Lease were set forth in full in this Lease.  Tenant hereby accepts the foregoing and, except as otherwise provided herein, during the term of this Lease, Tenant agrees to assume and be bound by all of the responsibilities, obligations, rights, privileges and duties of Landlord under the Quince Lease with respect to the Premises; provided, however, that Tenant shall not have any right to assign, sublet, or renew this Lease.  Tenant’s liability policy must name the Prime Landlord and the Landlord as additional insured.

(c) Notwithstanding anything to the contrary herein contained, Landlord shall not be obligated to perform any of the covenants or obligations of the Prime Landlord under the Quince Lease.  All insurance, indemnification, repair, utilities, services, maintenance and restoration and other covenants and obligations, if any, of the Prime Landlord under the Quince Lease will continue to be provided by the Prime Landlord and will not be performed or provided by Landlord, and Tenant will not, under any circumstances, seek nor require Landlord to perform any of such services, nor will Tenant make any claim upon Landlord for any damage which may arise by reason of the Prime Landlord's default under the Quince Lease or Landlord’s default under the Sublease.

(d) During the term of this Lease, Tenant covenants and agrees not to violate any of the terms of the Quince Lease or the Sublease or cause Landlord to do so.  Tenant covenants and agrees to indemnify, protect, defend and hold Landlord harmless from and against any and all claims, demands, losses, liabilities and penalties (including, without limitation, reasonable attorneys' fees at all trial and appellate levels) arising as a result of Tenant's breach of any of the terms of the Quince Lease or the Sublease.  This indemnification will survive the expiration or sooner termination of this Lease.

2. Representations of Landlord.   Landlord hereby represents and warrants as follows:

(a) Attached hereto as Exhibit "A" is a true and correct copy of the Quince Lease.  Tenant acknowledges it has reviewed and accepted the Quince Lease.

(b) As of the date hereof, the Quince Lease is in full force and effect.

(c) Landlord has not assigned any of its rights or interests in and to the Premises.

(d) Landlord has lawful leasehold title to the leasehold estate and, subject to the terms and provisions of this Lease and the Quince Lease, Tenant may lawfully occupy and enjoy the Premises during the term of this Lease.

3. Term.  The term of this Lease (the "Term") shall be for a period of 72 months (6 years) commencing on March 1, 2015 (the “Commencement Date”) and ending on March 31, 2021 (the “Termination Date”).  Notwithstanding the foregoing, the Term of this Lease shall automatically expire on the Termination Date of the Quince Lease.

4. Rent.

(a)           Tenant shall pay to Landlord as rent hereunder for the Premises monthly payments equal to the payments of Rent and Additional Rent due under the Quince Lease (“Rent”), prorated for any partial month.  Rent will be due and payable in advance and without demand, offset or deduction commencing on the Commencement Date and on the first day of each calendar month thereafter during the Term, plus applicable State of Colorado sales tax due thereon.

(b)           Tenant will send all payments due hereunder to Landlord to the notice address contained in this Lease or to such other person, entity or address as Landlord may hereafter designate from time to time in writing.

(c)           In the event any rental or other payment due Landlord hereunder shall not have been paid within five (5) days after the due date, Tenant will pay a late charge equal to the greater of (a) $250.00, or (b) the highest maximum legal interest rate per annum permitted from time to time under applicable Colorado State Law, of the then delinquent amount.  Tenant will pay a $75.00 handling fee to Landlord for each returned bank check.

5. Other Costs.  The Rent payable under this Lease includes all Additional Rents that would otherwise be payable pursuant to the Quince Lease and the utilities serving the Premises.  Rent does not include postage, photocopy or other office services provided by Landlord, which services Landlord may elect to provide at Tenant’s request at the rates determined by Landlord and agreed upon by Tenant.

6. Event of Default.  Events of default and remedies under this Lease shall be as set forth in the Quince Lease except that references therein to Landlord and Tenant shall refer to the respective parties hereto and the premises shall relate only to the Premises.

7. Use of Demised Premises.  Tenant will use the Premises for the purposes set forth in the Quince Lease and for no other use or purpose.  In no event may the Premises be used for any of the uses prohibited in the Quince Lease.

8. Acceptance of Premises.  Tenant accepts possession of the Premises in its “as is” condition and acknowledges that Landlord has not made any representations or warranties with respect to the condition of the Premises or the appropriateness of Tenant's intended use of the Premises except as specifically set forth herein.  The taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises were in good and satisfactory condition at the time such possession was taken.

9. Tenant Cooperation. The terms and provisions of this Agreement are subject to the Prime Landlord consenting to the terms hereof and executing the Consent attached hereto.  Tenant acknowledges that the prior written consent of Prime Landlord is a condition precedent to the effectiveness of this Lease.  Tenant agrees to provide such financial and other information which Prime Landlord and/or Prime Tenant may request in connection with the granting of the Consent.

10. Notices.  All notices provided for herein must be in writing and given by (i) United States Certified Mail, Return Receipt Requested, (ii) recognized national overnight courier service such as Federal Express, DHL, or Airborne or (iii) hand delivery, to the following addresses:

If to Landlord:                       CLS Labs Colorado, Inc.
11767 S. Dixie Highway, #115
Miami, Florida 33156

If to Tenant:                          Picture Rock Holdings, LLC
1435 Yarmouth St., #106
Boulder, Colorado 80304

or to such other address or addresses as a party may designate by written notice to the other party.  All notices provided for herein will be deemed to have been delivered or received as of the date said notice was signed for or refused to have been signed for by the party to whom such notice was sent.

11. Subordination. Tenant acknowledges and agrees that notwithstanding any provision to the contrary contained in the Quince Lease, this Lease is automatically subject and subordinate to any and all mortgages now or hereafter placed on the property of which the Premises are a part, and to any and all advances made thereunder and to the interest thereon, and all renewals, modifications, replacements and extensions thereof, without the need for any further instrument.

12. Brokers.  Landlord and Tenant each warrant to the other that no real estate broker or agent has been used or consulted in connection with the sublease of the Premises.  Each covenants and agrees to defend, indemnify and save the other harmless from and against any actions, damages, real estate commissions, fees, costs and/or expenses (including reasonable attorneys' fees), resulting or arising from any commissions, fees, costs and/or expenses due to any real estate brokers or agents, other than as identified herein, because of the sublease of the Premises and the execution and delivery of this Lease, or due to the acts of the indemnifying party.

13. Miscellaneous.

(a) Radon.  Pursuant to the provisions of the Florida Statutes § 404.056(5), Tenant is hereby advised and notified that radon is a naturally occurring radioactive gas that, when it has accumulated in buildings in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

(b) Entire Agreement. This Lease contains the entire agreement of Landlord and Tenant, and no representations, warranties, inducements, promises or agreements, oral or written, between the parties not embodied herein shall be of any force or effect.  No provision of this Lease may be waived or amended except by a writing signed by the party against whom enforcement of such waiver or amendment is sought.

(c) Waiver of Subrogation.  Tenant hereby waives any and all rights of recovery against Landlord based upon the negligence of Landlord or its agents or employees for real or personal property loss or damage occurring to the Premises, or to the Building or to any personal property located therein from perils which are insured against in standard fire and extended coverage, vandalism and malicious mischief and sprinkler leakage insurance contracts (commonly referred to as “All Risk”), whether or not such insurance is actually carried.  If Tenant’s insurance policies do not permit this waiver of subrogation, then Tenant will obtain such a waiver from its insurer at its sole expense.

(d) Waiver.  No waiver by Landlord or Tenant of any breach or default of any term, agreement, covenant or condition of this Lease shall be deemed to be a waiver of any other term, agreement, covenant or condition hereof or of any subsequent breach by Landlord or Tenant of the same or any other term, agreement, covenant or condition.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved.  No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.  The subsequent acceptance of rent shall not be deemed a waiver of any preceding breach by Tenant of any agreement, covenant or obligation of Tenant or any other term or condition of this Lease.  No delay in billing or any failure to bill Tenant for any rent, nor any inaccurate billing of rent shall constitute a waiver by Landlord of its right to collect and to enforce Tenant’s obligation to pay the full amount of rent due and payable under this Lease, as the same may be adjusted or increased from time to time.

(e) Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of an amount less than is due hereunder shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due by Tenant nor shall any endorsement or statement on any check or payment (or in any letter accompanying any check or payment) be deemed an accord and satisfaction (or payment in full), and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided herein.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:
WITNESSES:	CLS LABS COLORADO, INC., a Florida corporation
____________________________________ Print Name: ___________________________	By: /s/ Jeffrey I. Binder Print Name: Jeffrey I. Binder Title: Chairman, President and Chief Executive Officer
____________________________________ Print Name: ___________________________
TENANT:
PICTURE ROCK HOLDINGS, a Colorado limited liability company
____________________________________ Print Name: ___________________________ ____________________________________ Print Name: ___________________________	By: /s/ Greg Friedman Print Name: Greg Friedman Its: Member and CFO

EXHIBIT "A"

QUINCE LEASE